Exhibit 99.1

News Release

Contacts:
First Solar, Inc.	Sapphire Investor Relations, LLC
Jens Meyerhoff	Erica Mannion
Chief Financial Officer	Investor Relations
(602) 414-9300	(212) 766-1800
investor@firstsolar.com	investor@firstsolar.com
First Solar, Inc. Announces 2007 Third Quarter Financial Results
PHOENIX, AZ — November 7, 2007 — First Solar, Inc. (Nasdaq: FSLR) today announced its financial results for the third quarter ended September 29, 2007. Quarterly revenues were $159.0 million, up from $77.2 million in the second quarter of fiscal 2007 and up from $40.8 million in the third quarter of fiscal 2006.
Net income for the third quarter of fiscal 2007 was $46.0 million or $0.58 per share on a fully diluted basis, compared to $44.4 million or $0.58 per share for the second quarter of fiscal 2007 and $4.3 million or $0.06 per share on a fully diluted pro-forma basis for the third quarter of fiscal 2006.
Net income for the third and second quarters of fiscal 2007 include one time tax benefits of $7.5 million, or $0.09 per fully diluted share and $39.2 million, or $0.51 per fully diluted share, respectively, due to the reversal of valuation allowances against previously established deferred tax assets in Germany and the United States, respectively.
Pro-forma earnings per share for the three months ended September 30, 2006 have been adjusted to give effect to the Company’s equity offerings during 2006, including its initial public offering, as if each occurred on January 1, 2006. The Company believes the pro-forma earnings per share presentation represents a meaningful basis for the comparison of its current results to results during fiscal periods occurring prior to the Company’s initial public offering.
“The third quarter of 2007 concludes another important milestone in our mission towards grid parity. We successfully completed the ramp of our German production facility well ahead of schedule, which afforded us with highly leveraged growth during the quarter and provided our customers with additional production volumes in a continued robust demand environment,” said Mike Ahearn, chief executive officer and chairman of First Solar.
First Solar will discuss these results and expected results for fiscal 2007 and 2008 in a conference call scheduled for today at 4:30 p.m. ET. To participate in the conference call, please dial (888) 264-8952 or (913) 312-1278. Investors may also access a live audio web cast of this conference call in the Investors section of the Company’s website at http://www.firstsolar.com. An audio replay of the web cast will be available approximately two hours after the conclusion of the call. The audio replay will remain available until Monday, November 12, 2007 at 11:59 p.m. ET and can be accessed by dialing (888) 203-1112 or (719) 457-0820 and entering access ID number 6614343.
About First Solar:
First Solar, Inc. (Nasdaq: FSLR) manufactures solar modules with an advanced thin film semiconductor process that significantly lowers solar electricity costs. By enabling clean renewable electricity at affordable prices, First Solar provides an economic alternative to peak conventional electricity and the related fossil fuel dependence, greenhouse gas emissions, and peak time grid constraints.
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The First Solar, Inc. logo is available at http://www.primezone.com/newsroom/prs/?pkgid=3052
For First Solar Investors:
This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with the company’s business involving the company’s products, their development and distribution, economic and competitive factors and the company’s key strategic relationships, and other risks detailed in the company’s filings with the Securities and Exchange Commission. First Solar assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

FIRST SOLAR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 29,	September 30,	September 29,
	2006	2007	2006	2007
Net sales	$40,794	$159,007	$82,279	$303,179
Cost of sales	24,537	76,967	53,650	162,726

Gross profit	16,257	82,040	28,629	140,453

Operating expenses:
Research and development	1,657	3,854	4,712	10,675
Selling, general and administrative	8,393	27,082	22,398	58,057
Production start-up	1,109	2,805	7,750	12,802

Total operating expenses	11,159	33,741	34,860	81,534

Operating income (loss)	5,098	48,299	(6,231)	58,919
Foreign currency gain (loss)	(298)	965	2,792	716
Interest income	312	5,298	893	13,199
Interest expense	(158)	(647)	(866)	(2,131)
Other expense, net	(481)	(266)	(471)	(881)

Income (loss) before income taxes	4,473	53,649	(3,883)	69,822
Income tax benefit (expense)	(181)	(7,615)	(181)	25,658

Net income (loss)	$4,292	$46,034	$(4,064)	$95,480

Net income (loss) per share:
Basic	$0.08	$0.61	$(0.08)	$1.30

Diluted	$0.07	$0.58	$(0.08)	$1.24

Weighted-average number of shares used in per share calculations:
Basic	56,137	75,666	53,757	73,537

Diluted	57,956	79,088	53,757	76,856

FIRST SOLAR, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(Unaudited)

	December 30,	September 29,
	2006	2007
ASSETS
Current assets:
Cash and cash equivalents	$308,092	$117,153
Marketable securities	323	564,641
Accounts receivable, net	27,123	19,660
Inventories	16,510	31,887
Economic development funding receivable	27,515	34,323
Deferred tax asset, net — current	—	3,752
Prepaid expenses and other current assets	8,959	24,369

Total current assets	388,522	795,785
Property, plant and equipment, net	178,868	317,552
Restricted investments	8,224	14,458
Deferred tax asset, net — noncurrent	—	45,071
Other noncurrent assets	2,896	4,290

Total assets	$578,510	$1,177,156

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$16,339	$23,713
Current portion of long-term debt	3,311	9,900
Accounts payable and accrued expenses	32,083	69,465
Other current liabilities	340	9,111

Total current liabilities	52,073	112,189
Accrued recycling	3,724	9,424
Long-term debt	61,047	72,484
Other noncurrent liabilities	—	2,240

Total liabilities	116,844	196,337
Commitments and contingencies
Employee stock options on redeemable shares	50,226	—
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 77,950,515 shares issued and outstanding at September 29, 2007	72	78
Additional paid-in capital	555,749	1,026,856
Accumulated deficit	(145,403)	(49,979)
Accumulated other comprehensive income	1,022	3,864

Total stockholders’ equity	411,440	980,819

Total liabilities and stockholders’ equity	$578,510	$1,177,156

FIRST SOLAR, INC.
PRO-FORMA vs. GAAP EARNINGS PER SHARE
(in thousands, except per share data)
A reconciliation of the denominator used in calculating pro-forma fully diluted earnings per share is as follows:

	Three Months Ended
	September 30,	June 30,	September 29,
	2006	2007	2007
	(Unaudited)
Net income	$4,292	$44,418	$46,034

Weighted-average shares outstanding, diluted	57,956	76,089	79,088
Adjustment to reflect the IPO shares as if they had been outstanding since the beginning of 2006	16,193	—	—

Pro-forma weighted-average shares outstanding, diluted	74,149	76,089	79,088

Net income per share diluted as reported	$0.07	$0.58	$0.58

Net income per share diluted pro-forma	$0.06	$0.58	$0.58